CERTIFICATE OF DESIGNATION ESTABLISHING A PORTFOLIO OF
	CONCERT INVESTMENT SERIES DESIGNATED
	"MID CAP FUND"
	AND THE RIGHTS AND PREFERENCES OF A SERIES OF
	SHARES OF BENEFICIAL INTEREST



	Dated: February 17, 1999





	CERTIFICATE OF DESIGNATION ESTABLISHING A PORTFOLIO OF
	CONCERT INVESTMENT SERIES DESIGNATED
	"MID CAP FUND" AND
	THE RIGHTS AND PREFERENCES OF A SERIES OF
	SHARES OF BENEFICIAL INTEREST



The undersigned, being an officer of Concert Investment Series
(the "Trust"), a trust with transferable shares under Massachusetts law established under an Agreement and Declaration of Trust dated January 29, 1987 and filed on such date in the offices of the Secretary of State of the Commonwealth of Massachusetts and of the City Clerk of the City of Boston in accordance with the requirements of Chapter 182 of the General Laws of Massachusetts (the "Declaration"), DOES HEREBY CERTIFY:

1.	That, pursuant to the authority conferred upon the Trustees
of the Trust by Section 6.2 of the Declaration, the Trustees have established a Series ("Portfolio") to be designated "MID CAP FUND".

2.	That the Shares of MID CAP FUND have the following relative
rights and preferences set forth in Section 6.2 of the Declaration, to wit:


(a)	Assets Belonging to Portfolios.  Any portion of the
Trust property allocated to a particular Portfolio, and all consideration received by the Trust for the issue or sale of Shares of such Portfolio, together with all assets in which such consideration is invested or reinvested, all interest, dividends, income, earnings, profits and gains therefrom, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held by the Trustees in trust for the benefit of the Shareholders of that Portfolio and shall irrevocably belong to that Portfolio for all purposes, and shall be so recorded upon the books and accounts of the Trust, and the Shareholders of such Portfolio shall not have, and shall be conclusively deemed to have waived, any claims to the assets of any Portfolio of Shares of which they are not Shareholders. Such consideration, assets, interest, dividends, income, earnings, profits, gains and proceeds, together with any general items allocated to that Portfolio as provided in the following sentence, are herein referred to collectively as "Portfolio Assets" of such Portfolio, and as assets "belonging to that Portfolio."
 In the event that there are any assets, interest, dividends, income, earnings, profits, gains and proceeds which are not readily identifiable as belonging to any particular Portfolio (collectively, "General Items", the Trustees shall allocate such General Items to and among any one or more of the Portfolios established and designated from time to time in such manner and on such basis as they, in their sole discretion, deem fair and equitable; and any general items so allocated to a particular Portfolio shall belong to that Portfolio. Each such allocation by the Trustees shall be conclusive and binding upon the Shareholders of all Portfolios for all purposes.


(b)	Liabilities of Portfolios.  The assets belonging to
each particular Portfolio shall be charged with the liabilities in respect of that Portfolio and all expenses, costs, charges and reserves attributable to that Portfolio, and any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as pertaining to any particular Portfolio shall be allocated and charged by the Trustees to and among any one or more of the Portfolios established and designated from time to time in such manner and on such basis as the Trustees, in their sole discretion, deem fair and equitable. The indebtedness, expenses, costs, charges and reserves allocated and so charged to a particular Series are herein referred to as "liabilities of" that Portfolio. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Portfolios for all purposes. Any creditor of any Portfolio may look only to the assets of that Portfolio to satisfy such creditor's debt.


(c)	Dividends.  Dividends and distributions on Shares of a
particular Portfolio may be paid with such frequency as the Trustees may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Trustees may determine, to the shareholders of that Portfolio, from such of the income, accrued or realized, and capital gains, realized or unrealized, and out of the assets belonging to that Portfolio, as the Trustees may determine, after providing for actual and accrued liabilities of that Portfolio. All dividends and distributions on Shares of a particular Portfolio shall be distributed pro rata to the Shareholders of that Portfolio in proportion to the number of such Shares held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Trustees may determine that no dividend or distribution will be payable on Shares as to which the Shareholder's purchase order and/or payment have not been received by the time or times established by the Trustees under such program or procedure, or that dividends or distributions shall be payable on Shares which have been tendered by the holder thereof for redemption or repurchase, but the redemption or repurchase proceeds of which have not yet been paid to such Shareholder. Such dividends and distributions may be made in cash or Shares of that Portfolio or a combination thereof as determined by the Trustees, or pursuant to any program that the Trustees may have in effect at the time for the election by each Shareholder of the mode of the making of such dividend or distribution to that Shareholder. Any such dividend or distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with subsection (h) of Section 6.2 of the Declaration.


(d)	Liquidation. In the event of the liquidation or
dissolution of the Trust, the Shareholders of each Portfolio of which Shares are outstanding shall be entitled to receive, when and as declared by the Trustees, the excess of the Portfolio assets over the liabilities of such Portfolio. The assets so distributable to the Shareholders of any particular Portfolio shall be distributed among such Shareholders in proportion to the number of Shares of that Portfolio held by them and recorded on the books of that Trust. The liquidation of any particular Portfolio may be authorized by vote of a Majority of the Trustees, subject to the affirmative vote of a "majority of the outstanding voting securities" of that Portfolio, as the quoted phrase is defined in the 1940 Act, determined in accordance with clause(iii) of the definition of "Majority Shareholder Vote" in Section 1.4 of the Declaration.

(e)	Voting.  The Shareholders shall have the voting rights
set forth in or determined under Article VII of the Declaration.


(f)	Redemption by Shareholder.  Each holder of Shares of a
particular Portfolio shall have the right at such times as may be permitted by the Trust, but no less frequently than once each week, to require the Trust to redeem all or any part of his Shares of that Portfolio at a redemption price equal to the net asset value per Share of that Portfolio next determined in accordance with subsection (h) of
Section 6.2 of the Declaration after the Shares are properly tendered for redemption; provided, that the Trustees may from time to time, in their discretion, determine and impose a fee for such redemption. Payment of the redemption price shall be in cash; provided, however, that if the Trustees determine, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Trust may make payment wholly or partly in Securities or other assets belonging to such Portfolio at the value of such Securities or assets used in such determination of net asset value. Notwithstanding the foregoing, the Trust may postpone payment of the redemption price and may suspend the right of the holders of Shares of any Portfolio to require the Trust to redeem Shares of that Portfolio during any period or at any time when and to the extent permissible under the 1940 Act.

(g)	Redemption at the Option of the Trust.  Each Share of
any Portfolio shall be subject to redemption at the option of the Trust at the redemption price which would be applicable if such Share were then being redeemed by the Shareholder pursuant to subsection (f) of
Section 6.0 of the Declaration: (i) at any time, if the Trustees determine in their sole discretion that failure to so redeem may have materially adverse consequences to the holders of the Shares of the Trust or of any Portfolio, or (ii) upon such other conditions with respect to maintenance of Shareholder accounts of a minimum amount as may from time to time be determined by the Trustees and set forth in the then current Prospectus of such Portfolio. Upon such redemption the holders of the Shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.


(h)	Net Asset Value.  The net asset value per Share of any
Portfolio at any time shall be the quotient obtained by dividing the value of the net assets of such Portfolio at such time (being the current value of the assets belonging to such Portfolio, less its then existing liabilities) by the total number of Shares of that Portfolio then outstanding, all determined in accordance with the methods and procedures, including without limitation those with respect to rounding, established by the Trustees from time to time. The Trustees may determine to maintain the net asset value per share of any Portfolio at a designated constant dollar amount and in connection therewith may adopt procedures not inconsistent with the 1940 Act for the continuing declaration of income attributable to that Portfolio as dividends payable in additional Shares of that Portfolio at the designated constant dollar amount and for the handling of any losses attributable to that Portfolio. Such procedures may provide that in the event of any loss each Shareholder shall be deemed to have contributed to the shares of beneficial interest account of that Portfolio his pro rata portion of the total number of Shares required to be canceled in order to permit the net asset value per Share of that Portfolio to be maintained, after reflecting such loss, at the designated constant dollar amount. Each Shareholder of the Trust shall be deemed to have expressly agreed, by his investment in any Portfolio with respect to which the Trustees shall have adopted any such procedure, to make the contribution referred to in the preceding sentence in the event of any such loss.

(i)	Transfer.  All Shares of each particular Portfolio
shall be transferable, but transfers of Shares of a particular Portfolio will be recorded on the Share transfer records of the Trust applicable to that Portfolio only at such times as Shareholders shall have the right to require the Trust to redeem Shares of that Portfolio and at such other times as may be permitted by the Trustees.


(j)	Equality.  All Shares of each particular Portfolio
shall represent an equal proportionate interest in the assets belonging to that Portfolio (subject to the liabilities of that Portfolio), and each Share of any particular portfolio shall be equal to each other share thereof; but the provisions of this sentence shall not restrict any distinction permissible under subsection (c) of Section 6.2 of the Declaration that may exist with respect to dividends and distributions of Shares of the same Portfolio. The Trustees may from time to time divide or combine the Shares of any particular Portfolio into a greater or lesser number of Shares of that Portfolio without thereby changing the proportionate beneficial interest in the assets belonging to that Portfolio or in any way affecting the rights of the holders of Shares of any other Portfolio.

(k)	Rights of Fractional Shares.  Any fractional Share of
any Portfolio shall carry proportionately all the rights and obligations of a whole Share of that Portfolio, including rights and obligations of a whole Share of that Portfolio, including rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Shares, and liquidation of the Trust or of the Portfolio to which they pertain.

(l)	Conversion Rights.  Subject to compliance with the
requirements of the 1940 Act, the Trustees shall have the authority to provide that holders of Shares of any Portfolio shall have the right to convert said Shares into Shares of one or more other Portfolios in accordance with such requirements and procedures as the Trustees may establish.

3.	That the undersigned has been authorized pursuant to a
resolution of the Board of Trustees adopted at a regular meeting held on December 14, 1998 to execute this Certificate of Designation.

4.	That the Trustees have directed that, upon said execution
and acknowledgment of this Certificate of Designation, a copy hereof shall be filed with the Secretary of State of the Commonwealth of Massachusetts and the City Clerk of the City of Boston, as well as with any other governmental office where such filing may from time to time be required.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal of this 17th day of February, 1999.



/s/Heath B. McLendon

Heath B. McLendon
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